Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Odyssey Group International, Inc.

Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated October 23, 2019, except for the effects of the restatement discussed in Note 4 to the financial statements, as to which the date is November 13, 2020, relating to the financial statements of Odyssey Group International, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended July 31, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Piercy Bowler Taylor & Kern

Certified Public Accountants

Las Vegas, Nevada

November 23, 2020